EXHIBIT 10.72

EQUITY CONTRIBUTION AGREEMENT

by and among

CLEAN ENERGY TRANCHE A LNG PLANT, LLC
and
CLEAN ENERGY TRANCHE B LNG PLANT, LLC,
as Borrowers

CLEAN ENERGY FUELS CORP., as Equity Investor

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

and

GENERAL ELECTRIC CAPITAL CORPORATION, as Collateral Agent

dated as of November 7, 2012

EQUITY CONTRIBUTION AGREEMENT

This EQUITY CONTRIBUTION AGREEMENT (this “Agreement”), dated as of November 7, 2012, by and among CLEAN ENERGY TRANCHE A LNG PLANT, LLC, a limited liability company organized under the laws of the State of Delaware (the “Tranche A Borrower”), (ii) CLEAN ENERGY TRANCHE B LNG PLANT, LLC, a limited liability company organized under the laws of the State of Delaware (the “Tranche B Borrower” and, together with the Tranche B Borrower, collectively, the “Borrowers”), CLEAN ENERGY FUELS CORP., a Delaware corporation (the “Equity Investor”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below), and GENERAL ELECTRIC CAPITAL CORPORATION, as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WITNESSETH:

WHEREAS, the Borrowers intend to undertake the development, construction and ownership of two (2) micro-LNG facilities, each with a capacity of approximately 250,000 gallons per day (the “Projects”);

WHEREAS, the Borrowers, the various financial institutions from time to time party thereto, as Lenders, General Electric Capital Corporation, as administrative agent, and the Collateral Agent have entered into a Credit Agreement dated as of November 7, 2012 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrowers as contemplated therein; and

WHEREAS, the Equity Investor is an indirect owner of all of the equity of each Borrower;

WHEREAS, the Equity Investor will receive substantial direct and indirect benefits through the development of the Projects, and such development is dependent upon the Equity Contributions and Contingent Equity Contributions provided for herein;

WHEREAS, the execution and delivery by the Equity Investor and the Borrowers of this Agreement is a condition precedent to each Lender’s obligation to make the Loans;

NOW, THEREFORE, in consideration of the premises contained herein and other benefits to the Equity Investor and the Borrowers, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

Section 1.              Definitions and Interpretation.

1.1          Definitions.  All capitalized terms used herein (including in the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.  The following terms shall have the following respective meanings:

“Acceptable Issuing Bank” shall mean a bank or other financial institution reasonably acceptable to the Collateral Agent (i) whose long-term senior unsecured debt is rated at least A- by Standard & Poor’s and A3 by Moody’s and (ii) that has a capital, surplus and undivided profits of at least $1,000,000,000.

“Administrative Agent” shall have the meaning set forth in the preamble.

“Agreement” shall have the meaning set forth in the preamble.

“Approved Sponsor Expenditure” shall mean all Project Costs paid by the Sponsor prior to the applicable Initial Funding Date that have been approved by the Administrative Agent pursuant to Section 3.3(k) of the Credit Agreement.

“Borrowers” shall have the meaning set forth in the preamble.

“CapEx Equity Contribution” shall have the meaning set forth in Section 2.2(c).

“Collateral Agent” shall have the meaning set forth in the preamble.

“Commercial Operations Date” shall have the meaning set forth in the applicable LNG Purchase Agreement.

“Contingent Equity Contributions” shall mean the CapEx Equity Contributions, the LNG Purchase Agreement Equity Contributions and the WC Equity Contributions.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Defaulted Payment” shall have the meaning set forth in Section 7.1.

“Discharge of Obligations” shall have the meaning set forth in Section 4.3.

“ECA Collateral” shall have the meaning set forth in Section 5.1.

“Equity Commitment” shall mean, as of any date of determination, $66,666,666.67, minus the Funded Equity Amount.

“Equity Investor” shall have the meaning set forth in the preamble.

“Equity Letters of Credit” shall mean, collectively, the Tranche A Equity Letters of Credit and the Tranche B Equity Letters of Credit and any letters of credit issued in substitution thereof.

“Funded Equity Amount” shall mean, as of any date of determination, the sum of (i) the aggregate amount of Approved Sponsor Expenditures made prior to such date of determination, (ii) the aggregate amount of Primary Equity Contributions made during the period from the Closing Date to such date of determination and (iii) the aggregate amount drawn under the Equity Letters of Credit prior to such date of determination.

“Insolvency Proceeding” shall have the meaning set forth in Section 6.1.

“LNG Purchase Agreement Equity Contribution” shall have the meaning set forth in Section 2.2(a).

“Monthly Liquefaction Charge” shall have the meaning set forth in the applicable LNG Purchase Agreement.

“Primary Equity Contribution” shall have the meaning set forth in Section 2.1(a).

“Projects” shall have the meaning set forth in the recitals.

“Retained Interest” shall have the meaning set forth in Section 7.3.

“Support Period” shall mean (i) as to the Tranche A Borrower, the period between the Closing Date and the Facility A Conversion Date and (ii) as to the Tranche B Borrower, the period between the Closing Date and the Facility B Conversion Date.

“Take or Pay Payment Obligation” shall have the meaning set forth in the applicable LNG Purchase Agreement.

“Tranche A Borrower” shall have the meaning set forth in the preamble.

“Tranche A Equity Letters of Credit” shall have the meaning set forth in Section 9(a).

“Tranche B Borrower” shall have the meaning set forth in the preamble.

“Tranche B Equity Letters of Credit” shall have the meaning set forth in Section 9(b).

“WC Equity Contribution” shall have the meaning set forth in Section 2.2(b).

1.2          Interpretation.  Sections 1.2 and 1.3 of the Credit Agreement shall apply to this Agreement as if set forth in this Agreement, mutatis mutandis.

1.3          No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 2.              Equity Commitments.

2.1          Primary Equity Contributions.

(a)           The Equity Investor hereby agrees to make during the Support Period capital contributions to the Borrowers in immediately available funds when, as and to the extent expressly required pursuant to Section 2.1(b) in an aggregate amount not to exceed the Equity Commitment as determined on the Closing Date (each such capital contribution, a “Primary Equity Contribution”).

(b)           Subject to the limitations contained in Section 2.1(a), during the Support Period and in accordance with Section 3.3(k) of the Credit Agreement, the Equity Investor shall make, or shall cause to be made, at any time when a Borrower requests that the Lenders make a Construction Loan pursuant to a Notice of Borrowing and at least two (2) Business Days prior to each Disbursement Date, Primary Equity Contributions to such Borrower in an amount such that the ratio of (i) the aggregate amount of all Construction Loans made to such Borrower (including the Construction Loans to be advanced on such Disbursement Date) to (ii)  the Funded Equity Amount (including the Primary Equity Contribution then being made) does not exceed 75:25.  The Equity Investor and the Borrowers hereby acknowledge and agree that the making of such Primary Equity Contributions shall be a condition precedent to the Lenders’ obligations to make each requested Construction Loan pursuant to the Credit Agreement.

(c)           At any time that an Event of Default has occurred and is continuing, the Equity Investor shall, upon the written request of the Collateral Agent (at the direction of the Required Lenders), make Primary Equity Contributions in an amount equal to the unfunded Equity Commitment existing at such time on the first Business Day following such written request, such Primary Equity Contributions to be allocated between the Borrowers as directed by the Collateral Agent.  Such Primary Equity Contributions shall be deposited directly into the applicable Construction Account and shall be applied in accordance with the terms of the Collateral Account Agreement.

2.2          Contingent Equity Contributions.  In addition to the Primary Equity Contributions described in Section 2.1 above, the Equity Investor hereby agrees to make additional capital contributions to each Borrower in immediately available funds as follows:

(a)          (i)  On the first Business Day of each month, an amount equal to any reduction in the Monthly Liquefaction Charge set forth in the invoice for such Monthly Liquefaction Charge pursuant to Section 10.1(b)(ii) of the applicable LNG Purchase Agreement and (ii) on the Business Day following the date that any Take or Pay Payment Obligation is not paid by the LNG Purchaser when due in accordance with the applicable LNG Purchase Agreement, in an amount equal to such unpaid Take or Pay Payment Obligation (each such capital contribution, an “LNG Purchase Agreement Equity Contribution”).  Each LNG Purchase Agreement Equity Contribution shall be deposited directly into the applicable Project Revenues Collection Account and shall be applied in accordance with the terms of the Collateral Account Agreement.

(b)           On or prior to the date that such Borrower is expected to be unable to make a payment under any Project Document due to a mismatch in the timing of payments expected to be received under other Project Documents, in an amount equal to the amount required to be paid (each such capital contribution, a “WC Equity Contribution”).  Each WC Equity Contribution shall be deposited directly into the applicable Operating Account and shall be applied in accordance with the terms of the Collateral Account Agreement.

(c)           On or prior to the date that any payment is required to be made for the acquisition, purchase, construction or completion of any capital expenditure required to be made by such Borrower to a Project in order to comply with any Law (other than any such capital expenditure provided for as a Project Cost in the Construction Budget for such Project or any payment for which an insurance or warranty provider has assumed responsibility), in an amount equal to such required payment (each such capital contribution, a “CapEx Equity Contribution”).  Each CapEx Equity Contribution shall be made by direct payment to the Person to whom such payment is due.  The Equity Investor shall promptly provide a copy of each payment requisition or invoice with respect to such capital expenditure, together with evidence of making each such payment, to the Administrative Agent.

Section 3.              Specific Provisions.

3.1          Reinstatement.  This Agreement and the obligations of the Equity Investor hereunder shall automatically be reinstated if and to the extent that for any reason any Primary Equity Contribution or Contingent Equity Contribution made pursuant to this Agreement is rescinded or otherwise restored to the Equity Investor, whether as a result of any Insolvency Proceeding or otherwise with respect to the Borrowers or any other Person or as a result of any settlement or compromise with any Person (including the Equity Investor) in respect of such payment, and the Equity Investor shall pay the Collateral Agent on demand all of its reasonable out-of-pocket costs and expenses (including reasonable fees of outside counsel) incurred by the Collateral Agent in connection with such rescission or restoration.

3.2          Specific Performance.  To the extent it may do so under applicable legal requirements, the Collateral Agent may demand specific performance of this Agreement.  The Equity Investor hereby irrevocably waives, to the extent the Equity Investor may do so under applicable legal requirements, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against the Equity Investor for specific performance of this Agreement by the Collateral Agent or any successor or assign thereof or for its benefit by a receiver, custodian or trustee appointed for the Borrowers or in respect of all or a substantial part of their assets, under the Bankruptcy Laws of any jurisdiction to which the Borrowers or their assets are subject.

Section 4.              Unconditionality; Waivers; Subrogation.

4.1          Obligations Unconditional. The liability of the Equity Investor hereunder shall be irrevocable, absolute and unconditional irrespective of, and the Equity Investor hereby irrevocably waives any defenses (other than a defense of payment in full) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Finance Document or any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Equity Investor or any other Finance Party or any other amendment or waiver of or any consent to departure from any Finance Document, including any increase in the Obligations resulting from the extension of additional credit to the Equity Investor, any other Finance Party or otherwise; provided that the amount of the Equity Commitment shall not be increased unless consented to in accordance with Section 10.2;

(c)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any guaranty, for all or any of the Obligations;

(d)           any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations or any other Property of the Equity Investor or any other Finance Party;

(e)           any change, restructuring or termination of the corporate structure or existence of the Equity Investor or any other Finance Party;

(f)            any failure of any Secured Party to disclose to the Equity Investor or any other Finance Party any information relating to the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Equity Investor or any other Finance Party now or hereafter known to such Secured Party (the Equity Investor waiving any duty on the part of the Secured Parties to disclose such information);

(g)           the failure of any other Person to execute or deliver this Agreement, any guaranty or other agreement or the release or reduction of liability of the Equity Investor or any guarantor or surety with respect to the obligations hereunder; or

(h)           any other circumstance (including any statute of limitations), whether or not similar to any of the foregoing, or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Equity Investor, any other Finance Party or any guarantor or surety other than payment in full of the Obligations.

4.2          Waiver and Acknowledgments.

(a)           The Equity Investor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to its obligations hereunder and this Agreement except as expressly provided herein and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against the Equity Investor, any other Finance Party or any other Person or any Collateral.

(b)           The Equity Investor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that its obligations hereunder are continuing in nature and apply to all Obligations, whether existing now or in the future.

(c)           The Equity Investor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense (other than the defense of payment in full) based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Equity Investor or other rights of the Equity Investor to proceed against any of the other Finance Parties, any guarantor or any other Person or any Collateral and (ii) any defense (other than the defense of payment in full) based on any right of set-off or counterclaim against or in respect of the obligations of the Equity Investor hereunder.

(d)           [Intentionally Omitted].

(e)           The Equity Investor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to the Equity Investor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, Properties or prospects of  any other Finance Party now or hereafter known by such Secured Party.

(f)            The Equity Investor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents, and that the waivers set forth in Section 4.1 and this Section 4.2 are knowingly made in contemplation of such benefits.

4.3          Subrogation.  Notwithstanding any payment or payments made by the Equity Investor under Section 2 hereof, prior to the payment in full in cash of all the Obligations (other than contingent indemnity obligations in respect of which no claim has been made) and the expiration or termination of the Commitments of the Lenders to make Loans under the Credit Agreement (the “Discharge of Obligations”), the Equity Investor waives any claim, right or remedy which it may now have or hereafter acquire against the Borrowers that arises hereunder and/or from the performance by the Equity Investor of its obligations hereunder, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.  Any amount paid by the Borrowers to the Equity Investor in violation of the immediately preceding sentence prior to the date of Discharge of Obligations shall be held in trust for the benefit of the Collateral Agent (on behalf of the Secured Parties) and shall promptly thereafter be paid to the Collateral Agent for application in accordance with the Finance Documents.

Section 5.              Grant of Security Interest.

5.1          Grant of Security Interest.  As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, each Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of such Borrower’s right, title and interest in, to and under this Agreement and all “Proceeds” (as defined in the UCC) of this Agreement (collectively, but excluding any such “Proceeds” that are distributed or otherwise transferred by such Borrower in accordance with the Finance Documents, the “ECA Collateral”).  Each Borrower agrees that it shall not create or suffer to exist any Lien or security interest in any of its rights under this Agreement, except the Lien and security interest hereby created in favor of the Collateral Agent and Permitted Liens.  Each Borrower authorizes the Collateral Agent to file UCC financing statements with respect to the ECA Collateral, naming such Borrower as “debtor” and the Collateral Agent as “secured party”, in the State of Delaware.

5.2          Remedies.  Each of the Borrowers and the Equity Investor agrees that the Collateral Agent, acting for the benefit of the Secured Parties, shall be entitled, following the occurrence and during the continuance of an Event of Default, to foreclose on and exercise any and all rights of each Borrower with respect to such Borrower’s interest in the ECA Collateral in accordance with the terms hereof and the other Security Documents (in its own name or in the name of such Borrower), and each of the Borrowers and the Equity Investor shall comply with any such exercise.

Section 6.              Bankruptcy; Setoff.

6.1          Bankruptcy Code Waiver by the Equity Investor. The Equity Investor hereby irrevocably waives, to the extent it may do so under applicable legal requirements, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law or similar import, in the event of any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement (an “Insolvency Proceeding”) with respect to any other Finance Party.  Specifically, in the event that the trustee (or similar official) in an Insolvency Proceeding with respect to any other Finance Party or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of such Finance Party under this Agreement), the Equity Investor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import.  If an Insolvency Proceeding with respect to any other Finance Party shall occur, the Equity Investor agrees, after the occurrence of such Insolvency Proceeding, to reconfirm in writing, to the extent permitted by applicable legal requirements, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, the Equity Investor consents, to the extent permitted by applicable legal requirements, to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or the applicable Finance Party’s trustee in bankruptcy.

6.2          Insolvency Proceedings.  None of the obligations of the Equity Investor under this Agreement shall be altered, limited or affected by any Insolvency Proceeding relating to any Finance Party, or by any defense which any Finance Party may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

6.3          Set-Off.  In addition to any rights now or hereafter granted under applicable legal requirements or otherwise, and not by way of limitation of any such rights, upon the failure of the Equity Investor to make any Primary Equity Contribution or Contingent Equity Contribution as and when required hereunder, the Collateral Agent is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Equity Investor or to any other person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) at any time held by the Collateral Agent or any other Secured Party (including by branches and agencies of the Collateral Agent and each Secured Party wherever located) to or for the credit or the account of the Equity Investor, against and on account of the obligations of the Equity Investor under this Agreement, irrespective of whether or not the Collateral Agent or any other Secured Party shall have made any demand hereunder.

Section 7.              Purchase of Participating Interests.

7.1          Required Purchase of Participating Interests.  If by reason of an Insolvency Proceeding with respect to any Finance Party, or any act of a Governmental Authority, (a) any Primary Equity Contribution due hereunder has not been deposited in the applicable Construction Account or transferred to the Collateral Agent, as the case may be, within five (5) Business Days after the date on which such amount is payable hereunder, or (b) any Primary Equity Contribution theretofore deposited or transferred pursuant to Section 2.1 is rescinded or otherwise restored to the Equity Investor and five (5) Business Days have elapsed after the date that such Primary Equity Contribution was rescinded or otherwise restored (such Primary Equity Contribution, whether required but not made as provided in clause (a) or made and returned as provided in clause (b), being herein called the “Defaulted Payment”), the Equity Investor shall, without any further notice or demand by the Collateral Agent, purchase an undivided participating interest in each of the Loans and Commitments then outstanding, as provided in the following sentence, in an aggregate principal amount equal to the amount of the Defaulted Payment.  The Equity Investor’s purchase of an undivided participating interest in such Loans and Commitments shall be made pro rata among such Loans and Commitments based on the respective outstanding amounts thereof.  The Equity Investor shall effect its purchase of undivided participating interests in such Loans and Commitments pursuant to this Section 7.1 by paying to the Collateral Agent, for the account of the holders of such Loans and Commitments, in immediately available funds in Dollars, the amount of the Defaulted Payment.

7.2          Effect of Purchase of Participating Interests.  The Equity Investor’s purchase of an undivided participating interest in the Loans and Commitments in the full amount (if any) required pursuant to Section 7.1 following a Defaulted Payment in respect of Primary Equity Contributions, shall satisfy the Equity Investor’s obligation pursuant to Section 2.1 to make Primary Equity Contributions to the extent of the amount of such Loans and Commitments so purchased by the Equity Investor.

7.3          Subordinate Nature of Participating Interest.  The Equity Investor hereby agrees that its participating interest in the Loans and Commitments purchased by it pursuant to Section 7.1 shall be subordinate in all respects to the interest in such Loans and Commitments retained by the holders (other than the Equity Investor) thereof (the “Retained Interest”), so that all payments received or collected on account of such Loans and Commitments and applied to the payment or termination thereof, whether received or collected through repayment of such Loans and Commitments by any other Finance Party or through right of set-off with respect thereto or realization upon any collateral security therefor or otherwise, shall first be applied to the payment of the principal, interest, fees and other amounts then due (whether at its stated maturity, by acceleration or otherwise) on the Retained Interest until such principal, interest, fees and other amounts are paid in full, before any such payments are applied on account of the Equity Investor’s participating interest in such Loans and Commitments.

7.4          Rights of Lenders.  Notwithstanding the purchase and ownership by the Equity Investor of participating interests in the Loans and Commitments, and notwithstanding the rights of participants under the Credit Agreement and the other Finance Documents, each Lender shall have the right, in its sole discretion in each instance and without any notice to the Equity Investor, (a) to agree to the modification or waiver of any of the terms of any of the Finance Documents or any other agreement or instrument relating thereto (but not to reduce any amount payable in respect of the portion of the Loans and Commitments subject to participations purchased pursuant to Section 7.1), (b) to consent to any action or failure to act by any Finance Party or any other Person party to a Finance Document, and (c) to exercise or refrain from exercising any rights or remedies which any Lender may have under the Finance Documents or any other agreement or instrument relating thereto, including the right at any time to declare, or refrain from declaring, the Obligations due and payable upon the occurrence of any Event of Default, and to rescind and annul any such declaration, and to foreclose and sell or exercise any other remedy, or refrain from foreclosing and selling or exercising any other remedy, with respect to any collateral securing the Obligations.  No Lender shall be liable to the Equity Investor for any error in judgment or for any action taken or omitted to be taken by it while the Equity Investor holds a participating interest in the Loans and Commitments, except for its gross negligence or willful misconduct.  No Lender shall have any duty or responsibility to provide the Equity Investor with any credit or other information concerning the affairs, financial condition or business of any other Finance Party or any other party to a Finance Document which may come into their possession or the possession of any of their respective Affiliates, or to notify the Equity Investor of any Default or Event of Default, or any default by any other Finance Party or any other Person under any of the Finance Documents.

7.5          No Voting Rights.  Without limiting the generality of the provisions of Section 7.4, in determining whether the required consent of the Lenders (or any portion thereof) has been obtained for all purposes under the Finance Documents, the participating interests in the Loans and Commitments purchased by the Equity Investor pursuant to Section 7.1 shall not be deemed to be outstanding.

7.6          Obligations Unconditional.  The obligations of the Equity Investor under this Section 7 to purchase participating interests in or purchase and take an assignment of the Loans and Commitments, as the case may be, are absolute and unconditional and shall not be affected by the occurrence of any Default or Event of Default or any other circumstance, including any circumstance of the nature described in Sections 4.1 or 4.2.

Section 8.              Representations and Warranties of the Equity Investor.  The Equity Investor hereby represents and warrants, as of the Closing Date, to the Administrative Agent and the Collateral Agent, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby:

(a)           The Equity Investor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction in which it owns or leases Property or in which the conduct of its business requires it so to qualify, except the failure of which that could not reasonably be expected to result in a Material Adverse Effect, and (c) has all requisite power and authority to own or lease and operate its Properties, to carry on its business as contemplated by this Agreement and to execute, deliver and perform each Transaction Document to which it is or will be a party.

(b)           The execution, delivery and performance by the Equity Investor of each Transaction Document to which it is a party, and the transactions contemplated thereby (i) have been duly authorized by all necessary corporate action (including any necessary shareholder action), (ii) will not breach, contravene, violate, conflict with or constitute a default under (A) any of the Equity Investor’s Charter Documents, (B) any material applicable Law, or (C) any material contract, loan agreement, indenture, mortgage, lease or other instrument to which the Equity Investor is a party or by which it or any of its Properties may be bound or affected, including all Governmental Approvals and the Transaction Documents, and (iii) will not result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of the Equity Investor.

(c)           Each Transaction Document to which the Equity Investor is a party has been duly executed and delivered by the Equity Investor, is the legal, valid and binding obligation of the Equity Investor and enforceable against the Equity Investor in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)           No Governmental Approval has been, is or will be required to be obtained or made (i) in connection with the due execution, delivery or performance by the Equity Investor of its obligations, and the exercise of its rights under, any of the Transaction Documents to which it is a party or any transaction contemplated thereby or (ii) to ensure the legality, validity and binding effect or enforceability of any such Transaction Document, except for the Governmental Approvals that have been duly obtained or made, were validly issued, and are in full force and effect, are final, not subject to any pending appeal, intervention or similar proceeding, are held in the name of the Equity Investor and are free from conditions or requirements the compliance with which the Equity Investor does not reasonably expect to be able to satisfy.  No event has occurred that could reasonably be expected to result in the revocation, termination or adverse modification of any such Governmental Approval or adversely affect any rights of the Equity Investor under any such Governmental Approval.

(e)           The Equity Investor is in compliance with its Charter Documents and is in compliance in all material respects with all Laws and Governmental Approvals applicable to it.

(f)            The Equity Investor has filed all federal, state and material foreign income tax returns which are required to be filed by it, and the Equity Investor has paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except such taxes, if any, as are being contested in good faith and by proper proceedings as to which adequate reserves have been provided in accordance with GAAP.

(g)           The Equity Investor is Solvent.

(h)           There is no action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation pending or, to the best of the Equity Investor’s knowledge, threatened, by or before any Governmental Authority or in any arbitral or other forum, nor any order, decree or judgment in effect, pending, or, to the best of the Equity Investor’s knowledge, threatened, against or affecting the Equity Investor or any of its Properties or rights, that relates to the Projects, to any of the Transaction Documents or to any of the transactions contemplated thereby.

Section 9.              Equity Letters of Credit.  The Equity Investor hereby agrees as follows:

(a)           On the Initial Funding Date of the Tranche A Loans the Equity Investor shall deliver to the Collateral Agent one or more letters of credit (the “Tranche A Equity Letters of Credit”)  naming the Collateral Agent as beneficiary (which letters of credit shall be in form and substance reasonably acceptable to the Collateral Agent and shall each be issued by an Acceptable Issuing Bank) in an aggregate face amount equal to the lesser of (i) the excess of (A) 33% of the Tranche A Construction Loan Commitments over (B) the portion of the Funded Equity Amount allocable to the Tranche A Borrower (including any Primary Equity Contributions being made on such Initial Funding Date) and (ii) the excess of (A) 33% of the Total Construction Commitment over (B) the Funded Equity Amount (including any Primary Equity Contributions being made on such Initial Funding Date).

(b)           On the Initial Funding Date of the Tranche B Loans the Equity Investor shall deliver to the Collateral Agent one or more letters of credit (the “Tranche B Equity Letters of Credit”) naming the Collateral Agent as beneficiary (which letters of credit shall be in form and substance reasonably acceptable to the Collateral Agent and shall each be issued by an Acceptable Issuing Bank) in an aggregate face amount equal to the lesser of (i) the excess of (A) 33% of the Tranche B Construction Loan Commitments over (B) the portion of the Funded Equity Amount allocable to the Tranche B Borrower (including any Primary Equity Contributions being made on such Initial Funding Date) and (ii) the excess of (A) 33% of the Total Construction Commitment over (B) the Funded Equity Amount (including any Primary Equity Contributions being made on such Initial Funding Date).

(c)           From the first Initial Funding Date and until the earliest of (A) the later of the Facility A Conversion Date and the Facility B Conversion Date, (B) the date falling thirty (30) days after the later of the Facility A Date Certain and the Facility B Date Certain and (C) the date on which the Equity Commitment equals $0.00, the Equity Investor shall maintain one or more Equity Letters of Credit (which may include the Tranche A Equity Letters of Credit and the Tranche B Equity Letters of Credit) with an aggregate face amount equal the full amount of the then-effective unfunded  Equity Commitment; provided that if the expiration date of an Equity

Letter of Credit will occur before the earliest of the dates described in clauses (A) through (C) above, the Equity Investor must, at least thirty (30) days prior to such expiration date (the “Expiration Date Limit”), provide at its own expense (y) evidence, in form and substance reasonably satisfactory to the Collateral Agent, that such expiration date has been extended for a period of time equal to no less than six (6) months or (z) one or more replacement Equity Letters of Credit, in each case on terms substantively identical to such expiring Equity Letter of Credit, with a face amount of the then-effective unfunded Equity Commitment and an expiration date no less than six (6) months thereafter; and provided, further, that, for the avoidance of doubt, the Equity Investor may. from time to time after the first Initial Funding Date, (i) reduce the face amount of the Equity Letters of Credit or (ii) provide replacement Equity Letters of Credit, so long as, in each case, the aggregate face amount of the Equity Letters of Credit remains sufficient to satisfy the requirements of this Section 4(c).  If such evidence of extension or replacement does not occur prior to any Expiration Date Limit, then the Collateral Agent shall have the right, in its sole discretion, to draw upon such Equity Letter of Credit at any time thereafter.

(d)           The Equity Investor agrees that if at any time the issuer of any Equity Letter of Credit shall cease to be an Acceptable Issuing Bank, then, within ten (10) days of such occurrence, the Equity Investor shall replace any Equity Letters of Credit issued by such issuer with Equity Letters of Credit issued by an Acceptable Issuing Bank. If such replacement does not occur within such fifteen (15) day period, then the Collateral Agent shall have the right, in its sole discretion, to draw upon such Equity Letters of Credit at any time thereafter.

(e)           The Equity Investor agrees that the Collateral Agent may proceed directly to draw under the Equity Letters of Credit in respect of any of the obligations of the Equity Investor under Section 2.1 hereof as and when they become due (including obligations that are due as a result of the acceleration thereof) without first proceeding against the Equity Investor. Any amounts paid to the Collateral Agent under an Equity Letter of Credit shall be immediately credited against and shall discharge the obligations of the Equity Investor hereunder in respect of which such payment was made.

Section 10.            Miscellaneous.

10.1        No Waiver; Cumulative Remedies.  No failure or delay on the part of any Person in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies prescribed in this Agreement or by Law shall be cumulative and not in limitation of or substitution for any other remedies available hereunder or otherwise, all of which shall be available to the parties hereto and their respective successors and permitted assigns.

10.2        Amendments.  None of the terms and conditions of this Agreement may be amended, supplemented, modified or waived, nor may any consent under or with respect to such terms and conditions be granted, unless (a) each of the parties hereto agrees thereto in writing, and (b) such amendment supplement, modification, waiver or consent is executed in accordance with the provisions of Section 11.10 of the Credit Agreement.

10.3        Notices.  Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or upon actual receipt if deposited in the United States mail, postage prepaid, or, in the case of telecopy notice, when confirmation of successful transmission is received, or, in the case of a nationally recognized overnight courier service, charges prepaid, one (1) Business Day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified opposite its name on Schedule 10.3 hereto, or to such other address as may be designated by any party in a written notice to the other party hereto.

10.4        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, all future holders of the Obligations and their respective successors and assigns.  The Administrative Agent and the Collateral Agent may assign or transfer their obligations and rights hereunder only to their respective permitted successors under the Credit Agreement.  The Equity Investor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (acting at the direction of the Required Lenders).

10.5        No Waiver; Remedies Cumulative.  No failure or delay on the part of the Collateral Agent or any other Secured Party in exercising any right, power or privilege hereunder and no course of dealing between or among the Equity Investor and the Collateral Agent or any other Secured Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Collateral Agent or any other Secured Party would otherwise have.  No notice to or demand on the Equity Investor in any case shall entitle the Equity Investor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Collateral Agent or any other Secured Party to any other or further action in any circumstances without notice or demand.

10.6        GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWERS OR THE EQUITY INVESTOR WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE EQUITY INVESTOR AND EACH BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID

COURTS AND APPELLATE COURTS FROM ANY APPEAL THEREOF.  THE EQUITY INVESTOR AND EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE EQUITY INVESTOR OR SUCH BORROWER, AS APPLICABLE, AT THE ADDRESS PROVIDED FOR IT IN SECTION 10.3.  THE EQUITY INVESTOR AND EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

10.7        Headings Descriptive.  The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.8        No Third Party Beneficiaries.  The agreements of the parties hereto are solely for the benefit of the Equity Investor, the Borrowers, the Collateral Agent, the Administrative Agent, the Depositary Agent and the Secured Parties and their respective successors and assigns and no Person (other than the parties hereto and such Secured Parties) shall have any rights hereunder.

10.9        Survival.  All agreements, statements, representations and warranties made by the Equity Investor herein shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Finance Documents regardless of any investigation made by the Secured Parties or on their behalf until the Obligations (other than contingent indemnity obligations in respect of which no claim has been made) shall have been paid in full in cash.

10.10      Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.11      Independent Obligations.  The Equity Investor’s obligations under this Agreement are independent of those of the Borrowers.

10.12      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

10.13      Entire Agreement.  This Agreement, together with any other agreement or instrument executed in connection herewith, is intended by the parties hereto as a final expression of their agreement as to the matters covered hereby and is intended as a complete and exclusive statement of the terms and conditions thereof.

10.14      Termination.  Notwithstanding anything contained herein to the contrary, this Agreement and the obligations of the Borrowers and the Equity Investor hereunder shall terminate upon the payment in full in cash of all Obligations (other than contingent indemnity obligations in respect of which no claim has been made) and the termination of all Commitments under the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

CLEAN ENERGY FUELS CORP.,
as Equity Investor

By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	President & Chief Executive Officer

CLEAN ENERGY TRANCHE A LNG PLANT, LLC,
as Tranche A Borrower

By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	President & Chief Executive Officer

CLEAN ENERGY TRANCHE B LNG PLANT, LLC,
as Tranche B Borrower

By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	President & Chief Executive Officer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent

By:	/s/ Tyson Yates
Name:	Tyson Yates
Title:	Authorized Signatory

Signature Page to Equity Contribution Agreement

Schedule 10.3 to
Equity Contribution Agreement

ADDRESSES

If to Equity Investor:	Clean Energy Fuels Corp.
c/o Clean Energy Fuels Corp.
3020 Old Ranch Parkway
Seal Beach, CA 90740
Attn: Nate Jensen and Rick Wheeler
Telephone: (562) 493-7239
Facsimile: (562) 493-4956

If to Tranche A Borrower:	Clean Energy Tranche A LNG Plant, LLC
c/o Clean Energy Fuels Corp.
3020 Old Ranch Parkway
Seal Beach, CA 90740
Attn: Nate Jensen and Rick Wheeler
Telephone: (562) 493-7239
Facsimile: (562) 493-4956

Clean Energy Tranche B LNG Plant, LLC
If to Tranche B Borrower:	c/o Clean Energy Fuels Corp.
3020 Old Ranch Parkway
Seal Beach, CA 90740
Attn: Nate Jensen and Rick Wheeler
Telephone: (562) 493-7239
Facsimile: (562) 493-4956

If to the Administrative Agent or the Collateral Agent:	General Electric Capital Corporation
c/o GE Energy Financial Services
800 Long Ridge Road
Stamford, CT 06927
Attn: Dipika Chanana
Tel: 203-316-7521
Fax: 513-770-2270
Email: EFS.AgencyServices@ge.com

With copies to:
Attn: Stephen Lenihan
Tel: 203-961-2273
Fax: 203-357-4897
Email: stephen.lenihan@ge.com